Exhibit H.8

ACCOUNTING SERVICES AGREEMENT

     AGREEMENT dated as of February 2, 1998 between The Caldwell & Orkin Funds, Inc. (the "Company"), a Maryland corporation, and Countrywide Fund Services, Inc. ("Countrywide"), an Ohio corporation.

     WHEREAS, the Company is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company wishes to employ the services of Countrywide to provide the Company with certain accounting and pricing services; and

     WHEREAS, Countrywide wishes to provide such services under the conditions set forth below;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Company and Countrywide agree as follows:

     1.   APPOINTMENT.

          The Company hereby appoints and employs Countrywide as agent to perform those services described in this Agreement for the Company.  Countrywide shall act under such appointment and perform the obligations thereof upon the terms and conditions hereinafter set forth.

     2.   CALCULATION OF NET ASSET VALUE.

          Countrywide will calculate the net asset value of each series of the Company and the per share net asset value of each series of the Company, in accordance with the Company's current prospectus and statement of additional information, once daily as of the time selected by the Company's Board of Directors.  Countrywide will prepare and maintain a daily valuation of all securities and other assets of the Company in accordance with instructions from a designated officer of the Company or its investment adviser and in the manner set forth in the Company's current prospectus and statement of additional information.  In valuing securities of the Company, Countrywide may contract with, and rely upon market quotations provided by, outside services.

     3.   BOOKS AND RECORDS.

          Countrywide will maintain and keep current the general ledger for each series of the Company, recording all income and expenses, capital share activity and security transactions of the Company.  Countrywide will maintain such further books and records as are necessary to enable it to perform its duties under this Agreement, and will periodically provide reports to the Company and its authorized agents regarding share purchases and redemptions and trial balances of each series of the Company.  Countrywide will prepare and maintain complete, accurate and current all records with respect to the Company required to be maintained by the Company under the Internal Revenue Code of 1986, as amended, and under the rules and regulations of the 1940 Act, and will preserve said records in the manner and for the periods prescribed in the Code and the 1940 Act.  The retention of such records shall be at the expense of the Company.

     All of the records prepared and maintained by Countrywide pursuant to this Section 3 which are required to be maintained by the Company under the Code and the 1940 Act will be the property of the Company.  In the event this Agreement is terminated, all such records shall be delivered to the Company at the Company's expense, and Countrywide shall be relieved of responsibility for the preparation and maintenance of any such records delivered to the Company.

     4.   PAYMENT OF COMPANY EXPENSES.

          Countrywide shall process each request received from the Company or its authorized agents for payment of the Company's expenses.  Upon receipt of written instructions signed by an officer or other authorized agent of the Company, Countrywide shall prepare checks in the appropriate amounts which shall be signed by an authorized officer of Countrywide and mailed to the appropriate party.

     5.   FORM N-SAR.

          Countrywide shall maintain such records within its control and shall be requested by the Company to assist the Company in fulfilling the requirements of Form N-SAR.

     6.   COOPERATION WITH ACCOUNTANTS.

          Countrywide shall cooperate with the Company's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their unqualified opinion where required for any document for the Company.

     7.   FURTHER ACTIONS.

          Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

     8.   FEES.

          For the performance of the services under this Agreement, each series of the Company shall pay Countrywide a monthly fee in accordance with the schedule attached hereto as Schedule A.  The fees with respect to any month shall be paid to Countrywide on the last business day of such month.  The Company shall also promptly reimburse Countrywide for the cost of external pricing services utilized by Countrywide.

     9.   COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS.

          The parties hereto acknowledge and agree that nothing contained herein shall be construed to require Countrywide to perform any services for the Company which services could cause Countrywide to be deemed an "investment adviser" of the Company within the meaning of Section 2(a)(20) of the 1940 Act or to supersede or contravene the Company's prospectus or statement of additional information or any provisions of the 1940 Act and the rules thereunder.  Except as otherwise provided in this Agreement and except for the accuracy of information furnished to it by Countrywide, the Company assumes full responsibility for complying with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended, and any other laws, rules and regulations of governmental authorities having jurisdiction.

     10.  REFERENCES TO COUNTRYWIDE.

          The Company shall not circulate any printed matter which contains any reference to Countrywide without the prior written approval of Countrywide, excepting solely such printed matter as merely identifies Countrywide as Transfer, Shareholder Servicing and Dividend Disbursing Agent and Accounting Services Agent.  The Company will submit printed matter requiring approval to Countrywide in draft form, allowing sufficient time for review by Countrywide and its counsel prior to any deadline for printing.

     11.  EQUIPMENT FAILURES.

            Countrywide shall take all steps necessary to minimize or avoid service interruptions,  and has entered into one or more agreements making provision for emergency use of electronic data processing equipment.  Countrywide shall have no liability with respect to equipment failures beyond its control.

     12.  INDEMNIFICATION OF COUNTRYWIDE.

     A.   Countrywide may rely on information reasonably believed by it to be accurate and reliable.  Except as may otherwise be required by the 1940 Act and the rules thereunder, neither Countrywide nor its shareholders, officers, directors, employees, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Company in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of the duties of Countrywide under this Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of Countrywide under this Agreement.

     B.   Any person, even though also a director, officer, employee,  shareholder, or agent of Countrywide, or any of its affiliates, who may be or become an officer, director, employee or agent of the Company, shall be deemed, when rendering services to the Company or acting on any business of the Company, to be rendering such services to or acting solely as an officer, director, employee or agent of the Company and not as a director, officer, employee, shareholder or agent of or one under the control or direction of Countrywide or any of its affiliates, even though paid by one of those entities.

     C.   Notwithstanding any other provision of this Agreement, the Company shall indemnify and hold harmless Countrywide, its directors, officers, employees, shareholders, agents, control persons and affiliates from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which Countrywide may sustain or incur or which may be asserted against Countrywide by any person by reason of, or as a result of:  (i) any action taken or omitted to be taken by Countrywide in good faith in reliance upon any certificate, instrument, order or share certificate reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the oral instructions or written instructions of an authorized person of the Company or upon the opinion of legal counsel for the Company or its own counsel; or (ii) any action taken or omitted to be taken by Countrywide in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed.  However, indemnification under this subparagraph shall not apply to actions or omissions of Countrywide or its directors, officers, employees, shareholders or agents in cases of its or their own gross negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

     13.  TERMINATION.

          A.   The provisions of this Agreement shall be effective on the date first above written, shall continue in effect for two years from that date and shall continue in force from year to year thereafter, but only so long as such continuance is approved by both parties.

          B.   Either party may terminate this Agreement on any date by giving the other party at least sixty (60) days' prior written notice of such termination specifying the date fixed therefor.  Upon termination of this Agreement, the Company shall pay to Countrywide such compensation as may be due as of the date of such termination, and shall likewise reimburse Countrywide for any out-of-pocket expenses and disbursements reasonably incurred by Countrywide to such date.

          C.   In the event that in connection with the termination of this Agreement a successor to any of Countrywide's duties or responsibilities under this Agreement is designated by the Company by written notice to Countrywide, Countrywide shall, promptly upon such termination and at the expense of the Company, transfer all records maintained by Countrywide under this Agreement and shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from Countrywide's cognizant personnel in the establishment of books, records and other data by such successor.

     14.  SERVICES FOR OTHERS.

          Nothing in this Agreement shall prevent Countrywide or any affiliated person (as defined in the 1940 Act) of Countrywide from providing services for any other person, firm or corporation (including other investment companies); provided, however, that Countrywide expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Company under this Agreement.

     15.  SEVERABILITY.

          In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

     16.  QUESTIONS OF INTERPRETATION.

          This Agreement shall be governed by the laws of the State of Ohio.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said 1940 Act.  In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     17.  NOTICES.

          All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

    To the Company: The Caldwell & Orkin Funds, Inc.
                    2050 Tower Place
                    3340 Peachtree Road
                    Atlanta, Georgia  30326
                    Attention:  Daniel K. Borden

    To Countrywide: Countrywide Fund Services, Inc.
                    312 Walnut Street, 21st Floor
                    Cincinnati, Ohio   45202
                   Attention:  Robert G. Dorsey

or to such other address as any party may designate by notice complying with the terms of this Section 17.  Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date telecommunicated if by telegraph; (c) on the date of transmission with confirmed answer back if by telex, telefax or other telegraphic method; and (d)  on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

     18.  AMENDMENT.

          This Agreement may not be amended or modified except by a written agreement executed by both parties.

     19.  BINDING EFFECT.

          Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

     20.  COUNTERPARTS.

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     21.  FORCE MAJEURE.

          If Countrywide shall be delayed in its performance of services or prevented entirely or in part from performing services due to causes or events beyond its control, including and without limitation, acts of God, interruption of power or other utility, transportation or communication services, acts of civil or military authority, sabotages, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, strike or other labor problems, legal action, present or future law, governmental order, rule or regulation, or shortages of suitable parts, materials, labor or transportation, such delay or non-performance shall be excused and a reasonable time for performance in connection with this Agreement shall be extended to include the period of such delay or non-performance.

     22.  MISCELLANEOUS.

          The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

THE CALDWELL & ORKIN FUNDS, INC. By: Its: President

COUNTRYWIDE FUND SERVICES, INC. By: Its: President

                                                Schedule A

                         COMPENSATION

     The Company will pay Countrywide a monthly fee with respect to each series of the Company, according to the average net assets of such series during such month, as follows:

Monthly Fee	Average Net Assets During Month
$2,500	$0 - $ 50,000,000
$3,000	$ 50,000,000 - $125,000,000
$3,500	$125,000,000 - $200,000,000
$4,000	$200,000,000 - $300,000,000
$4,500	$300,000,000 - $400,000,000
$5,000 + .001% of such assets in excess of $400,000,000	Over - $400,000,000

Addendum to
Accounting Services Agreement

            This Addendum is made to that certain Accounting Services Agreement (the “Agreement”) dated February 2, 1998 between The Caldwell & Orkin Funds, Inc. (the “Company”), a Maryland corporation, and Integrated Fund Services, Inc. (f/k/a Countrywide Fund Services, Inc.) (“Integrated”), an Ohio corporation.

            Pursuant to Paragraph 18 of the Agreement, the Company and Integrated agree:

            1.            a.         Integrated shall calculate and provide to the Company monthly the total return and average annual total return for the Caldwell & Orkin Market Opportunity Fund (the “Fund”), which calculations shall be for the following periods:  1 Month, 3 Months, Quarter-to-Date, Year-to-Date, 1 Year, 3 Years, 5 Years, 10 Years and Since Commencement of Active Management on August 24, 1992.  The calculations in this paragraph 1.a. shall be made using Fund Station.

                   b.         Integrated shall calculate and provide to the Company monthly the total return and average annual total return for the Fund with a Since Inception date of March 11, 1991.  The calculations in this paragraph 1.b. shall be made using an Excel spreadsheet.

            2.                 Integrated shall calculate and provide to the Company the Fund’s average annual total return, average annual total return (after taxes on distributions), and average annual total return (after taxes on distributions and redemptions), as required by the Securities and Exchange Commission for the following periods:  1 Year, 3 Years, 5 Years, and 10 Years, and Since Commencement of Active Management on August 24, 1992.

           3.                 The Company shall pay Integrated, for the provision of the services described in this Addendum, a one-time set-up fee of $1,000, and a monthly maintenance fee of $150.

           4.                 This Addendum shall be in effect for one year, beginning on July 1, 2002 and ending June 30, 2003.

           5.                 The parties may, by mutual consent, extend the terms of this Addendum from year to year after June 30, 2003.

            IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed this 1st day of July, 2002.

THE CALDWELL & ORKIN FUNDS, INC. By:___________________________________ Its: President	INTEGRATED FUND SERVICES, INC. By:___________________________________ Its: President